                                                  Registration No. 333-_________
      As filed with the Securities and Exchange Commission on May 2, 1997

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                              KOHL'S CORPORATION
              (Exact Name of Registrant as Specified in Charter)
        Wisconsin                                         39-1630919
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                         N56 W17000 Ridgewood Drive
                          Menomonee Falls, Wisconsin             53051
                   (Address of Principal Executive Offices)    (Zip Code)

                              ------------------

                       1994 Long-Term Compensation Plan
                 1997 Stock Option Plan for Outside Directors
                           (Full Title of the Plans)

                              ------------------

                              William S. Kellogg
                                   Chairman
                              Kohl's Corporation
                          N56 W17000 Ridgewood Drive
                       Menomonee Falls, Wisconsin 53051
                    (Name and Address of Agent for Service)

                                (414) 703-7000
         (Telephone Number, including Area Code, of Agent for Service)

                        Copy of all correspondence to:

          Peter M. Sommerhauser               Sigrid E. Dynek
          Godfrey & Kahn, S.C.                Kohl's Corporation
          780 North Water Street              N56 W17000 Ridgewood Drive
          Milwaukee, Wisconsin 53202          Menomonee Falls, Wisconsin 53051

                                      CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
                                                  Proposed               Proposed
Title of Securities            Amount to be    Maximum Offering      Maximum Aggregate         Amount of
to be Registered                Registered     Price Per Share(1)      Offering Price       Registration Fee
-------------------------------------------------------------------------------------------------------------
Common Stock
$.01 par value                 6,100,000             $47.69            $290,909,000.00      $88,154.24
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on April 29, 1997.
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


                                    PART I

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*













------------------------
      *Information required by Part I to be contained in the Section 10(a) prospectus is omitted form this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the "Note" to Part I of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed by the Company are incorporated by reference in this Registration Statement:

                 (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997.

                 (b) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B filed under the Securities Exchange Act of 1934, as amended ("Exchange Act"), including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires the Company to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Company unless it is determined that he or she breached or failed to perform a duty owed to the Company and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

        Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do no preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or bylaws of the Company, a written agreement between the director or officer and the Company, or a resolution of the Board of Directors or the shareholders.

        Unless otherwise provided in the Company's articles of incorporation or bylaws, or by written agreement between the director or officer and the Company, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the
WBCL: (i) by majority vote of a disinterested quorum of the Board of Directors;
(ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee (or the full Board, if unable to obtain such a quorum or

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

committee); (iii) by a panel of three arbitrators; (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section
180.0858 of the WBCL.

        Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Company, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Company written affirmation to repay any amounts advanced if it is determined that indemnification by the Company is not required.

        Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

        As permitted by Section 180.0858, the Company has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions.

        Through insurance, the officers and directors of the Company are also insured for acts or omissions related to the conduct of their duties. The insurance covers certain liabilities which may arise under the Securities Act of 1933, as amended.

        Under Section 180.0828 of the WBCL, the directors of the Company are not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director's conduct constituted conduct described in the first paragraph of this item.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

        4.1 Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 10.16 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 1996.

        4.2     By-Laws of the Company, incorporated herein by reference to
                Exhibit 10.14 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 1996.

        4.3 1994 Long-Term Compensation Plan, incorporated herein by reference to Exhibit 10.15 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 1996.

        4.4     1997 Stock Option Plan for Outside Directors.

        5       Opinion of Godfrey & Kahn, S.C.

        23      Consent of Ernst & Young LLP.

        24 Powers of Attorney appear on the signature page of this Registration Statement.


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

Item 9. Undertakings

        The Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
        Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on March 31, 1997.


                                             KOHL'S CORPORATION



                                             BY: /s/ William S. Kellogg
                                                -------------------------------
                                                William S. Kellogg
                                                Chairman of the Board and
                                                Chief Executive Officer







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